UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  X  Form 10-K     Form 20-F     Form 11-K     Form 10-Q  Form N-SAR
             ---           ---           ---           ---           -----

                           For Period Ended:  May 31, 1999
                                              ---------------------
                     [ ]     Transition Report on Form 10-K
                     [ ]     Transition Report on Form 20-F
                     [ ]     Transition Report on Form 11-K
                     [ ]     Transition Report on Form 10-Q
                     [ ]     Transition Report on Form N-SAR
                     For the Transition Period Ended:
                                                       -------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRATION INFORMATION

Capital Associates, Inc.
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Full Name of Registrant

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Former Name if Applicable

7175 West Jefferson Avenue, Suite 4000
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Address of Principal Executive Officer (Street and Number)

Lakewood, Colorado 80235
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be file without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 | |   |     (a)  The reasons described in reasonable detail in Part III of this
       |          form  could  not be eliminated without  unreasonable effort or
       |          expense;
       |
 |X|   |     (b)  The  subject annual  report,  semi-annual  report,  transition
       |          report on  Form 10-K, Form 20-F, 11-K, Form - SAR, or  portion
       |          thereof,  will be filed on or before  the  fifteenth  calendar
       |          day   following  the  prescribed  due  date;  or  the  subject
       |          quarterly report of transition report on Form 10-Q, or portion
       |          thereof  will  be  filed  on or before the fifth  calendar day
       |          following the prescribed due date; and
       |
 | |   |     (c)  The  accountant's statement or other  exhibit required by Rule
                  12b-25(c) has been attached if applicable.


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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

       Additional time is necessary to accurately prepare the financial statements and the related footnotes and MD&A.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Anthony M. DiPaolo           (303)                 980-7413
     ----------------------------   -----------    -----------------------------
              (Name)                (Area Code)         (Telephone Number)

(2) Have all periodic reports under Section 13 or 15(d) of the Securities Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).
                                                     X   Yes               No
                                                    ---                ---

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                         Yes            X   No
                                                    ---                ---

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                            Capital Associates, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date               August 31, 1999              By  /s/Anthony M. DiPaolo
     ------------------------------------           ----------------------------
                                                    Anthony M. DiPaolo

INSTRUCTION: The form may be signed by an executive office of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive office), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.